CERTIFICATE OF DESIGNATION OF
SERIES L CONVERTIBLE PREFERRED STOCK
OF
INTERCLOUD SYSTEMS, INC.

Pursuant to the provisions of Section 151

of the General Corporation Law of the State of Delaware

InterCloud Systems, Inc. (the "Corporation"), a corporation organized and validly existing under the General Corporation Law of the State of Delaware, hereby certifies that the following resolutions have been duly adopted by the Corporation's Board of Directors at a duly held meeting on October 12, 2017 pursuant to authority conferred upon the Board of Directors by the Corporation's Certificate of Incorporation:

WHEREAS, the Certificate of Incorporation of the Corporation (the "Certificate"), authorizes a class of stock designated as Preferred Stock (the "Preferred Stock"), comprising 50,000,000 shares, par value $0.0001 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors, within the limitations and restrictions stated in the Certificate, to fix or alter the voting powers, designations, preferences and relative participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any series of Preferred Stock within the limitations set forth in the General Corporation Law of the State of Delaware;

WHEREAS, the Corporation's 8% Convertible Promissory Notes issued on January 1, 2014 (the "Convertible Notes") are held by the persons identified on Schedule A hereto, and the Convertible Notes are on demand;

WHEREAS, the Corporation has asked the holders of the Convertible Notes to exchange their Convertible Notes for preferred equity securities of the Corporation;

WHEREAS, as an inducement to encourage the holders of the Convertible Notes to exchange their Convertible Notes for equity securities, the Corporation has agreed that such holders may exchange the principal amount of such Convertible Notes for an amount equal 40% of the principal amount of a new class of Preferred Stock;

WHEREAS, all accrued interest associated with the Convertible Notes will be forgiven.

WHEREAS, it is the desire of the Board of Directors to designate one new series of Preferred Stock to enable the holders of the Convertible Notes to exchange the Exchange Amount for such new series of Preferred Stock and to fix the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as provided herein.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation does hereby designate 1,000 shares of the authorized but unissued Preferred Stock as Series L Convertible Preferred Stock, does hereby agree that the holders of the Convertible Notes may exchange the Exchange Amount for shares of Series L Preferred Stock, and does hereby fix the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Series L Preferred to be as follows:

SERIES L CONVERTIBLE PREFERRED STOCK

A. Designation. 1,000 shares of the authorized, but undesignated preferred stock, $0.0001 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as "Series L Convertible Preferred Stock" ("Series L Preferred"). The original issue price of the Series L Preferred shall be $10,000 per share (the "Original Issue Price"), as the same may be equitably adjusted after the date of issuance for any stock splits, combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events (such adjustments described herein, "as adjusted"). The date on which the Corporation initially issues any share of Series L Preferred shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such shares. The Series L Preferred shall have rights and preferences relative to all other classes and series of the capital stock of the Corporation as set forth herein. The Corporation shall not designate or issue any additional shares of Series L Preferred (other than the 1,000 shares of Series L Preferred authorized hereby) or any class of preferred stock senior to or, except for the currently outstanding shares of Series J Preferred, pari passu with, the Series L Preferred on liquidation or with respect to dividends or conversion rights. The Series L Preferred will be issued to the holders identified on Schedule A in the amounts set forth on Schedule A.

B. Dividends. There shall be no dividends paid on the Series L Preferred.

C. Preference on Liquidation.

1. Upon the occurrence of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidating Event"), each holder of Series L Preferred then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Common Stock, , $10,000 per share of Series L Preferred. For purposes of this Subsection C.1, a merger or consolidation involving the Corporation or sale of all or substantially all of the Corporation's assets shall not be deemed a Liquidating Event.

2. Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made and the amount of each payment in liquidation shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each holder of record of the Series L Preferred at such holder's address as shown in the records of the Corporation. If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series L Preferred and all other classes or series of preferred stock the full amount to which they shall be entitled, the holders of the Series L Preferred shall be pari passu to all other classes or series of preferred stock and share ratably in any distribution of assets according to the amounts that would be payable in respect of the shares held by each of them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

D. Voting. The holders of shares of Series L Preferred shall not have any voting rights.

E. Conversion Rights.

1. *Conversion Price*. The "Conversion Price" of the Series L Preferred, before any adjustment is required pursuant to Section F, shall be 105% of the closing price of the Common Stock on the highest VWAP price for the 5 days immediately preceding the Conversion Date (as defined below).

2. *Right to Convert*. Each share of Series L Preferred shall be the equivalent value of $10,000 (the "Original Issue Price") based upon the conversion price set forth above, and shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of the Series L Preferred may be converted shall be determined by dividing the sum of the Original Issue Price by the Conversion Price, as may be adjusted pursuant to Section F, in effect at the time of the conversion. No holder shall exercise any conversion right more than three times in any five (5) trading day period, and the right to convert by any holder on any such trading day shall be limited to ten (10) percent of the average daily trading volume for the Common Stock of the Corporation over the prior 10 day period (the "Ten Day Average Trading Volume").

3. *Mechanics of Conversion*.

(i) The holder of any shares of Series L Preferred may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series L Preferred, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly

as practicable thereafter, the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a stockholder of record on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series L Preferred represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Holder, a new certificate representing the number of shares of Series L Preferred not so converted.

(ii) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series L Preferred.

(iii) The Holder shall pay any and all issue taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series L Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series L Preferred so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(iv) All shares of Common Stock that may be issued upon conversion of the shares of Series L Preferred will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(v) The Corporation will not, by amendment of the Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series L Preferred against impairment.

(vi) The Corporation is not required but shall use its best efforts to maintain a sufficient number of authorized and available shares of Common Stock, by filing in Delaware to increase its authorized shares, by effecting a reverse split of the Common Stock, or by doing both, as necessary to enable the holders of Series L Preferred to convert the Series L Preferred into Common Stock as allowed under Section E(2).

(vii) If on the ten-year anniversary of the date of issuance of the Series L Preferred (the "Maturity Date"), the holder thereof has not yet converted such Series L Preferred into common stock of the Corporation, then the remaining Series L Preferred shall automatically convert into common stock of the Corporation at a conversion price

equal to the closing price of the common stock of the Corporation on the last trading day immediately preceding the Maturity Date.

F. Adjustment of Conversion Price. The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

1. *Stock Splits, Dividends and Combinations*. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock without a corresponding adjustment with respect to the Series L Preferred, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock without a corresponding adjustment with respect to the Series L Preferred, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

2. *Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions*. In case:

(i) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, , or subdivisions or combinations of the Corporation's outstanding shares of Common Stock; or

(ii) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(iii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation or other entity, or of the conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity;

then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series L Preferred, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up. In any such event, holders of Series L Preferred shall be allowed to convert the Series L Preferred into Common Stock in connection with such event and the conversion restrictions set forth in Subsection E.2. shall not apply.

G. This section is intentionally left blank.

H. This section is intentionally left blank.

I. Amendment; Waiver. Any term of the Series L Preferred may be amended or waived upon the written consent of the Corporation and the holders of at least a majority of the Series L Preferred then outstanding, voting together as a single class; provided, however that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series L Preferred may not be altered or waived, without the written consent of the holders of all of the Series L Preferred then outstanding.

J. Action by Holders. Any action or consent to be taken or given by the holders of the Series L Preferred may be given either at a meeting of the holders of the Series L Preferred called and held for such purpose or by written consent.

IN WITNESS WHEREOF, InterCloud Systems, Inc. has caused this Certificate to be signed by Timothy A. Larkin, its Chief Financial Officer, this 12th day of October, 2017.

INTERCLOUD SYSTEMS, INC.

By: ____________________
Name: TIMOTHY A. LARKIN
Title: CFO

1445333 v3
18533.000016